Exhibit 99

Emerson

W. Wayne Withers
Senior Vice President
Secretary and General Counsel

8000 West Florissant Ave.
P.O. Box 4100
St. Louis, MO 63136-8506

T (314) 553 3798

Director and Executive Officer Notice

To:   Directors and Executive Officers of Emerson Electric Co.

From: W. Wayne Withers

Date: May 6, 2003

Re:   Restriction on Transactions in Emerson Electric Co. Equity Securities

Within the next few weeks, Emerson will be changing the Trustee for the Company's Employee Savings Investment Plan, Retirement Savings Plan, Profit Sharing Retirement Plan, and Supplemental Executive Savings Investment Plan (the "Plans") from Hewitt/Northern Trust to Putnam Investments. In order to make this transition, there will be a "blackout period" which will begin with the close of business Wednesday, May 28 and is expected to be completed on or before the close of business Wednesday, June 4, during which plan participants cannot carry out transactions in the Plans.

During the "blackout period" you are not allowed to engage in any transactions in Emerson "equity securities." If you desire to know the specific end date of the "blackout period," please call Ken Rolls, collect, at 314-553-3136; Cynthia Heath, collect, at 314-553-2157 or Harley Smith, collect, at 314-553-2431.

The reason for the blackout period is the specific prohibition set forth in Sec. 306 of the Sarbanes-Oxley Act and the SEC Regulation BTR implementing the same. Any transactions in an "equity security" of a company by its directors and executive officers (Section 16 officers) is prohibited. An "equity security" includes not only Emerson stock but also Emerson stock options and any Emerson phantom stock accounts. Also, the prohibition extends to any transaction which would be reported on a Form 4 or Form 5. This includes securities beneficially owned by your spouse or minor children, adult children who are dependents, other family members who share your home, and securities held in trust in which you have an interest.

There are some limited exceptions to the prohibitions. However, given the complexity of these rules and the short time period involved, you should avoid any transactions in Emerson "equity securities" during the blackout period.

If you have any questions, please contact Ken Rolls, Cynthia Heath or Harley Smith.